Exhibit 99.1


        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


                                   PROXY


                       STANDARD BANCORPORATION, INC.


      The undersigned hereby appoints W. Grant Gregory,
James Stuart, and Charles M. Harper, and each of them, each with the power to act alone and with full power of substitution, as attorneys and proxies of the undersigned to attend the Special Meeting of Stockholders of Standard
Bancorporation, Inc. (the "Corporation"), to be held on January __, 1995, at 10:00 a.m., Central Standard Time, and all adjournments thereof, and there to vote all shares of capital stock of the Corporation held of record by the undersigned as follows:

      1. Approval and adoption of an Agreement and Plan of Reorganization, dated as of September 2, 1994, among Fourth Financial Corporation ("Fourth Financial") and the Corporation, as amended as of December 7, 1994, a related Agreement and Articles of Merger which provides for the merger of the Corporation into Fourth Financial, and the transactions contemplated therein, all as described in the Notice of such meeting and the Proxy Statement-Prospectus which accompanied such Notice.


             FOR___          AGAINST___         ABSTAIN___


      2. In their discretion on such other matters as may properly come before the meeting.

This proxy will be voted as directed, or if no direction is indicated with respect to Item 1, this proxy will be voted
FOR the proposal.


DATED: ____________,199_  _________________________________
                                         Signature

                          _________________________________
                               Signature if held jointly

Please sign exactly as name(s) appear(s) hereon and return promptly in the enclosed envelope, indicating official position or representative capacity where applicable.

               PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY
                   PROMPTLY USING THE ENCLOSED ENVELOPE.